Exhibit 10.50

LOAN AND SECURITY AGREEMENT

by and among

VISUAL NETWORKS, INC. AND ITS SUBSIDIARIES,

as Borrowers

and

SILICON VALLEY BANK,

as Bank

July 22, 2004

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated July 22, 2004, between SILICON VALLEY BANK (“Bank”), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and having a loan production office at 8020 Towers Crescent Drive, Suite 475, Vienna, Virginia 22182 and VISUAL NETWORKS, INC., a Delaware corporation, VISUAL NETWORKS INTERNATIONAL OPERATIONS, INC., a Delaware corporation, VISUAL NETWORKS OPERATIONS, INC., a Delaware corporation, AVESTA TECHNOLOGIES, LLC, a Delaware limited liability company, and NET2NET, LLC, a Delaware limited liability company (each a “Borrower” and collectively, “Borrowers”), whose address is c/o the Company at 2092 Gaither Road, Rockville, Maryland 20850, provides the terms on which Bank will lend to Borrowers and Borrowers will repay Bank. The parties agree as follows:

1.	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document.

2.	LOAN AND TERMS OF PAYMENT

2.1	Promise to Pay.

Borrowers jointly and severally promise to pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions.

2.1.1	Revolving Advances.

(a) Bank will make Advances not exceeding (i) the lesser of (A) the Committed Revolving Line or (B) the Borrowing Base. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement. All advances shall be evidenced by the Revolving Promissory Note to be executed and delivered by Borrowers to Bank on the Closing Date and shall be repaid in accordance with the terms of the Revolving Promissory Note.

(b) To obtain an Advance, Company must notify Bank by facsimile or telephone by 3:00 p.m. Eastern time on the Business Day the Advance is to be made. Company must promptly confirm the notification by delivering to Bank the Loan Payment/Advance Request Form attached as Exhibit B (the “Payment/Advance Form”). Bank will credit Advances to Company’s deposit account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer of Company or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank reasonably believes is a Responsible Officer of Company or designee. Borrowers will indemnify Bank for any loss Bank suffers due to such reliance.

(c) The Committed Revolving Line terminates on the Revolving Maturity Date, when all Advances are immediately payable.

(d) Bank’s obligation to lend the undisbursed portion of the Committed Revolving Line will terminate if, in Bank’s sole, but reasonable, discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations, or there has been any material adverse deviation by Borrowers from the most recent business plan of Borrowers presented to and accepted by Bank prior to the execution of this Agreement.

2.2	Overadvances.

If Borrowers’ Obligations under Section 2.1.1 exceed the lesser of either (i) the Committed Revolving Line or (ii) the Borrowing Base, Borrowers shall immediately pay Bank the excess.

2.3	Interest Rate, Payments.

(a) Interest Rate. Advances accrue interest on the outstanding principal balance in accordance with the Revolving Promissory Note. After an Event of Default, Obligations accrue interest at five percent (5%) above the rate effective immediately before the Event of Default. The interest rate on the Obligations increases or decreases when the Prime Rate changes. Interest is computed on a 360 day year for the actual number of days elapsed.

(b) Payments. Interest due on the Committed Revolving Line is payable on the fifth (5th) day of each month. Bank may debit any of any Borrower’s deposit accounts including Account Number 3300020208 for principal and interest payments owing or any amounts any Borrower owes Bank under any of the Loan Documents. Bank will promptly notify Company when it debits any such accounts. These debits are not a set-off. Payments received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest corresponding to the intervening days accrue.

(c) Lockbox. All proceeds of Collateral shall be deposited by each Borrower into a lockbox account, or such other “blocked account” as Bank may specify, pursuant to a blocked account agreement in the form attached hereto as Exhibit E.

2.4	Joint Liability.

Each Person included in the term “Borrower” hereby covenants and agrees with Bank as follows:

(a) The Obligations include all present and future indebtedness, duties, obligations, and liabilities under the Loan Documents, whether now existing or contemplated or hereafter arising, of any one or more of the Borrowers.

(b) Reference in this Agreement and the other Loan Documents to the “Borrower” or otherwise with respect to any one or more of the Persons now or hereafter included in the definition of “Borrower” shall mean each and every such Person and any one or more of such Persons, jointly and severally, unless the context requires otherwise.

(c) Each Person included in the term “Borrower” in the discretion of its respective management is to agree among themselves as to the allocation of the benefits of the proceeds of the Committed Revolving Line, provided, however, that each such Person shall be deemed to have represented and warranted to Bank at the time of allocation that each benefit and use of proceeds is permitted under this Agreement.

(d) For administrative convenience, each Person included in the term “Borrower” hereby irrevocably appoints the Company as each Borrower’s attorney-in-fact, with power of substitution (with the prior written consent of Bank in the exercise of its sole and absolute discretion), in the name of the Company or in the name of any Borrower or otherwise to take any and all actions with respect to this Agreement, the other Loan Documents, the Obligations and/or the Collateral (including, without limitation, the proceeds thereof) as the Company may so elect from time to time, including, without limitation, actions to (i) request advances under the Committed Revolving Line, and direct Bank to disburse or credit the proceeds of any Advance directly to an account of the Company, any one or more of such Persons or otherwise, which direction shall evidence the making of such Advance and shall constitute the acknowledgment by each such Person of the receipt of the proceeds of such Advance, (ii) enter into, execute, deliver, amend, modify, restate, substitute, extend and/or renew this Agreement, any other Loan Documents, security agreements, mortgages, deposit account agreements, instruments, certificates, waivers, letter of credit applications, releases, documents and agreements from time to time, and (iii) endorse any check or other item of payment in the name of such Person or in the name of the Company. The foregoing appointment is coupled with an interest, cannot be revoked without the prior written consent of Bank, and may be exercised from time to time through the Company’s Responsible Officer, or other Person or Persons designated by the Company to act from time to time on behalf of the Company.

(e) Each Person included in the term “Borrower” hereby irrevocably authorizes Bank to make Advances to any one or more of such Persons, pursuant to the provisions of this Agreement upon the written, oral or telephone request of any one or more of the Persons who is from time to time a Responsible Officer of the Company under the provisions of the most recent certificate of corporate resolutions and/or incumbency of the Person included in the term “Borrower” on file with Bank and also upon the written, oral or telephone request of any one of the Persons who is from time to time a Responsible Officer of the Company under the provisions of the most recent certificate of corporate resolutions and/or incumbency for the Company on file with Bank.

(f) Bank assumes no responsibility or liability for any errors, mistakes, and/or discrepancies in the oral, telephonic, written or other transmissions of any instructions, orders, requests and confirmations by any one or more of the Persons included in the term “Borrower” in connection with any Credit Extension or any other transaction in connection with the provisions of this Agreement.

2.5	Inter-Company Debt, Contribution.

Without implying any limitation on the joint and several nature of the Obligations, Bank agrees that, notwithstanding any other provision of this Agreement, the Persons included in the term “Borrower” may create reasonable inter-company indebtedness between or among the Persons included in the term “Borrower” with respect to the allocation of the benefits and proceeds of the Credit Extensions under this Agreement. The Persons included in the term “Borrower” agree among themselves, and Bank consents to that agreement, that each such Person shall have rights of contribution from all of the such Persons to the extent such Person incurs Obligations in excess of the proceeds of the Advances received by, or allocated to such Person. All such indebtedness and rights shall be, and are hereby agreed by the Persons included in the term “Borrower” to be, subordinate in priority and payment to the indefeasible repayment in full in cash of the Obligations, and, unless Bank agrees in writing otherwise, shall not be exercised or repaid in whole or in part until all of the Obligations have been indefeasibly paid in full in cash. Each Person included in the term “Borrower” agrees that all of such inter-company indebtedness and rights of contribution are part of the Collateral and secure the Obligations. Each Person included in the term “Borrower” hereby waives all rights of counter claim, recoupment and offset between or among themselves arising on account of that indebtedness and otherwise. No Person included in the term “Borrower” shall evidence the inter-company indebtedness or rights of contribution by note or other instrument, and shall not secure such indebtedness or rights of contribution with any Lien or security.

2.6	Borrowers are Integrated Group.

Each Person included in the term “Borrower” hereby represents and warrants to Bank that each of them will derive benefits, directly and indirectly, from each Credit Extension, both in their separate capacity and as a member of the integrated group to which each such Person belongs and because the successful operation of the integrated group is dependent upon the continued successful performance of the functions of the integrated group as a whole, because (i) the terms of the Credit Extension provided under this Agreement are more favorable than would otherwise would be obtainable by such Persons individually, and (ii) the additional administrative and other costs and reduced flexibility associated with individual loan arrangements which would otherwise be required if obtainable would substantially reduce the value to such Persons of the Credit Extension.

2.7	Primary Obligations.

The obligations and liabilities of each Person included in the term “Borrower” shall be primary, direct and immediate, shall not be subject to any counterclaim, recoupment, set off, reduction or defense based upon any claim that such Person may have against any one or more of the other Persons included in the term “Borrower”, Bank and/or any other guarantor and shall not be conditional or contingent upon pursuit or enforcement by Bank of any remedies it may have against Persons included in the term “Borrower” with respect to this Agreement, or any of the other Loan Documents, whether pursuant to the terms thereof or by operation of law. Without limiting the generality of the foregoing, Bank shall not be required to make any demand upon any of the Persons included in the term “Borrower”, or to sell the Collateral or otherwise pursue, enforce or exhaust its or their remedies against the Persons included in the term “Borrower” or the Collateral either before, concurrently with or after pursuing or enforcing its rights and remedies hereunder. Any one or more successive or concurrent actions or proceedings may be brought against each Person included in the term “Borrower”, either in the same action, if any, brought against any one or more of the Persons included in the term “Borrower” or in separate actions or proceedings, as often as Bank may deem expedient or advisable. Without limiting the foregoing, it is specifically understood that any modification, limitation or discharge of any of the liabilities or obligations of any one or more of the Persons included in the term “Borrower”, any other guarantor or any obligor under any of the Loan Documents, arising out of, or by virtue of, any bankruptcy, arrangement, reorganization or similar proceeding for relief of debtors under federal or state law initiated by or against any one or more of the Persons included in the term “Borrower”, in their respective capacities as borrowers and guarantors under this Agreement, or under any of the Loan Documents shall not modify, limit, lessen, reduce, impair, discharge, or otherwise affect the liability of any other Borrower under this Agreement in any manner whatsoever, and this Agreement shall remain and continue in full force and effect. It is the intent and purpose of this Agreement that each Person included in the term “Borrower” shall and does hereby waive all rights and benefits which might accrue to any other guarantor by reason of any such proceeding, and the Persons included in the term “Borrower” agree that they shall be liable for the full amount of the obligations and liabilities under this Agreement regardless of, and irrespective to, any modification, limitation or discharge of the liability of any one or more of the Persons included in the term “Borrower”, any other guarantor or any other obligor under any of the Loan Documents, that may result from any such proceedings.

2.8	Fees.

Borrowers will pay:

(a) Facility Fee. A fully earned, nonrefundable fee in the amount of Thirty Thousand Dollars ($30,000).

(b) Unused Line Fee. Borrowers shall pay to Bank a fee (collectively, the “Unused Line Fees” and individually, a “Unused Line Fee”) in an amount equal to fifteen hundredths of one percent (0.15%) per annum of the average daily unused and undisbursed portion of the Committed Revolving Line accruing during each month. The accrued and unpaid portion of the Unused Line Fee shall be paid by the Borrowers to Bank on the last day of each month, commencing on the first such date following the date hereof, and on the Revolving Maturity Date.

(c) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and reasonable expenses) incurred through and after the date of this Agreement, are payable when due.

3.	CONDITIONS OF LOANS

3.1	Conditions Precedent to Initial Credit Extension.

Bank’s obligation to make the initial Credit Extension is subject to:

(a) this Agreement;

(b) the Revolving Note;

(c) the Negative Pledge Agreement;

(d) a certificate of the Secretary or member, as applicable, of each Borrower with respect to articles or incorporation, operating agreement, bylaws, incumbency and resolutions authorizing the execution and delivery of this Agreement;

(e) financing statements (Forms UCC-1);

(f) insurance certificate;

(g) payment of the fees and Bank Expenses then due specified in Section 2.8 hereof;

(h) Certificate of Foreign Qualification (if applicable);

(i) Bank shall have completed an initial audit of Borrowers’ Collateral; and

(j) Bank shall have received evidence that the Company’s outstanding debentures in the amount of approximately $10,500,000 have been repaid in full; and

(k) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2	Conditions Precedent to all Credit Extensions.

Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a) timely receipt of any Payment/Advance Form; and

(b) the representations and warranties in Section 5 must be true on the date of the Payment/Advance Form and on the effective date of each Credit Extension and no Event of

Default may have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrowers’ representation and warranty on that date that the representations and warranties of Section 5 remain true.

4.	CREATION OF SECURITY INTEREST

4.1	Grant of Security Interest.

Each Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrowers’ duties under the Loan Documents. Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral. Bank upon the occurrence and during the continuance of any Event of Default, may place a “hold” on any deposit account of any Borrower maintained with Bank. If this Agreement is terminated, Bank’s lien and security interest in the Collateral will continue until Borrowers fully satisfy their Obligations.

4.2	Authorization to File.

Each Borrower authorizes Bank to file financing statements without notice to any Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to perfect or protect Bank’s interest in the Collateral.

5.	REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants as follows:

5.1	Due Organization and Authorization.

Each Borrower and each Subsidiary is duly existing and in good standing in the state set forth in the first page of this Agreement and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. Each Borrower’s and each Subsidiary’s exact legal name is as set forth on the first page of this Agreement. The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with any Borrower’s formation documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which, or by which it is bound, in which the default could reasonably be expected to cause a Material Adverse Change.

5.2	Collateral.

Each Borrower has good title to its Collateral, free of Liens except Permitted Liens. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. No Borrower has any notice of any actual or imminent Insolvency Proceeding of any account debtor whose accounts are an Eligible Account in any Borrowing Base Certificate. All Inventory is in all material respects of good and marketable quality, free from material defects.

5.3	Litigation.

Except as set froth on the Schedule, there are no actions or proceedings pending or, to the knowledge of any Borrower’s Responsible Officers, threatened by or against any Borrower or any Subsidiary in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.

5.4	No Material Adverse Change in Financial Statements.

All consolidated financial statements for any Borrower, and any Subsidiary, delivered to Bank fairly present in all material respects Company’s consolidated financial condition and Company’s consolidated results of operations. There has not been any material deterioration in any Borrower’s financial condition since the date of the most recent consolidated financial statements submitted to Bank.

5.5	Solvency.

The fair salable value of Borrowers’ assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrowers are not left with unreasonably small capital after the transactions in this Agreement or any of the Loan Documents; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6	Regulatory Compliance.

No Borrower is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. No Borrower is engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Each Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Each Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of any Borrower’s or any Subsidiary’s properties or assets has been used by any Borrower or any Subsidiary or, to the best of any Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Each Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Each Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

5.7	Subsidiaries.

No Borrower owns any stock, partnership interest or other equity securities except for Permitted Investments.

5.8	Full Disclosure.

No written representation, warranty or other statement of any Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading. It being recognized by Bank that the projections and forecasts provided by any Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results.

6.	AFFIRMATIVE COVENANTS

Borrowers will do all of the following for so long as Bank has an obligation to make any Credit Extension, or there are outstanding Obligations:

6.1	Government Compliance.

Except with respect to the Former Entities defined on the Schedule, each Borrower will maintain its and all Subsidiaries’ legal existence and good standing as a Registered Organization in only the State set forth on the first page of this Agreement and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a material adverse effect on any Borrower’s business or operations. Each Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on any Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.

6.2	Financial Statements, Reports, Certificates.

(a) Company will deliver to Bank: (i) at any times that the aggregate of Borrowers’ outstanding Obligations averages in excess of $500,000 during any calendar month, Company will deliver to Bank as soon as available, but no later than thirty (30) days after the last day of such month, a company prepared consolidated balance sheet and income statement covering Company’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than forty five (45) days after the last day of the first, second and third quarters, respectively, of each fiscal year, the Company’s 10-Q filings for such fiscal quarter, covering Company’s consolidated operations during the period certified by a Responsible Officer of Company; (iii) as soon as available, but no later than ninety (90) days after the last day of Company’s fiscal year, the Company’s 10-K filing; (iv) a prompt report of any legal actions pending or threatened against any Borrower or any Subsidiary that could result in damages or costs to any Borrower or any Subsidiary of $500,000 or more; (v) promptly notify Bank of any material changes to any Borrower’s business plan and/or financial projections; and (vi) budgets, sales projections, operating plans or other financial information Bank reasonably requests. Bank agrees that information received by Bank pursuant to this Section will be kept confidential in accordance with Section 12.8 of this Agreement.

(b) So long as any Obligations are outstanding, within thirty (30) days after the last day of each month, Company will deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer of Company in the form of Exhibit C, with aged listings of accounts receivable.

(c) So long as any Obligations are outstanding, within thirty (30) days after the last day of each month and within forty five (45) days after the last day of each fiscal quarter, Company will deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer of Company in the form of Exhibit D.

(d) Allow Bank to audit Borrowers’ Collateral at Borrower’s expense. Such audits will be conducted no more often than every twelve (12) months unless an Event of Default has occurred and is continuing and the expenses associated with such audits will be Bank’s reasonable and customary expenses.

6.3	Inventory; Returns.

Borrowers will keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between any Borrower and its account debtors will follow each Borrower’s customary practices as they exist at execution of this Agreement. Company must promptly notify Bank of all returns, recoveries, disputes and claims, that involve more than $200,000.

6.4	Taxes.

Each Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which any Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to the payment.

6.5	Insurance.

Each Borrower will keep its business and the Collateral insured for risks and in amounts standard for such Borrower’s industry, and as Bank may reasonably request. Insurance policies will be in a form, with companies, and in amounts that are satisfactory to Bank in Bank’s reasonable discretion. All property policies will have a lender’s loss payable endorsement showing Bank as an additional loss payee and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least twenty (20) days notice before canceling its policy. At Bank’s request, Borrowers will deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy will, at Bank’s option, be payable to Bank on account of the Obligations.

6.6	Primary Accounts.

Each Borrower will maintain its primary operating and investment accounts with Bank and/or Bank’s Affiliates.

6.7	Financial Covenants.

Borrowers will maintain on a consolidated basis as of the last day of each month (unless otherwise stated below):

(a) Liquidity Ratio. A Liquidity Ratio of at least 1.50 to 1.00 as of each quarter end, commencing March 31, 2004;

(b) Minimum EBITDA. EBITDA of not less than the following amounts as of each fiscal quarter below:

EBITDA:	Quarter Ending:
($500,000)	March 31, 2004;
($750,000)	June 30, 2004;
$ 0	September 30, 2004; and
$ 750,000	December 31, 2004.

6.8	Further Assurances.

Borrowers will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

7.	NEGATIVE COVENANTS

Borrowers will not do any of the following without Bank’s prior written consent, for so long as Bank has an obligation to make Credit Extensions or there are any outstanding Obligations:

7.1	Dispositions.

Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (i) of Inventory in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements for the use of the property of any Borrower or its Subsidiaries in the ordinary course of business; or (iii) of worn-out or obsolete Equipment or other assets which are no longer necessary or required in the conduct of Borrowers’ business; or (iv) of Permitted Investments. Notwithstanding the foregoing, the Borrowers may Transfer assets or liabilities between and among Borrowers without the consent of Bank, provided that at the time of any Transfer no Event of Default has occurred and is continuing hereunder, and that no such Transfer causes an impairment in the perfection or priority of Bank’s security interest in such Collateral or in the value of such Collateral.

7.2	Changes in Business, Ownership, Management or Business Locations.

Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by any Borrower or reasonably related thereto or have a material change in the composition of its current executive management. Borrowers will not, without at least thirty (30) days prior written notice, change the state of formation, relocate any Borrower’s chief executive office or add any new offices or business locations.

7.3	Mergers or Acquisitions.

Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (i) no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement; (ii) a Borrower will be or will control the surviving entity; and (iii) a Subsidiary may merge or consolidate into another Subsidiary or into a Borrower.

7.4	Indebtedness.

Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5	Encumbrance.

Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted here, subject to Permitted Liens.

7.6	Distributions; Investments.

Except as expressly permitted by Section 7.3, (i) directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so or (ii) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, except of repurchase of stock or stock options from former employees or directors of Borrowers under the terms of applicable repurchase agreements, provided that at the time of such repurchase, no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases.

7.7	Transactions with Affiliates.

Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Borrower except for transactions that are in the ordinary course of such Borrower’s business, upon fair and reasonable terms that are no less favorable to any Borrower than would be obtained in an arm’s length transaction with a nonaffiliated Person.

7.8	Subordinated Debt.

Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt without Bank’s prior written consent.

7.9	Compliance.

Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if any such occurrence for failure to comply or the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8.	EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1	Payment Default.

If Borrowers fail to pay any of the Obligations within three (3) days after their due date. During the three (3) day period the failure to cure the default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2	Covenant Default.

(a) If Borrowers fail to perform any obligation under Sections 6.2 or 6.7 or violates any of the covenants contained in Article 7 of this Agreement, or

(b) If any Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between any Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrowers be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be made during such cure period);

8.3	Material Adverse Change.

A Material Adverse Change shall be deemed to have occurred if there (i) occurs a material adverse change in the business, operations, or condition (financial or otherwise) of any Borrower, or (ii) is a material impairment of the prospect of repayment of any portion of the Obligations or (iii) is a material impairment of the value or priority of Bank’s security interests in the Collateral which is not fully covered by insurance, as determined by Bank.

8.4	Attachment.

If any material portion of any Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days, or if any Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of any Borrower’s assets, or if a notice of lien, levy, or assessment is filed against any of any Borrower’s assets by any government agency and not paid within ten (10) days after such Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by such Borrower (but no Credit Extensions will be made during the cure period);

8.5	Insolvency.

If any Borrower becomes insolvent or if any Borrower begins an Insolvency Proceeding or an Insolvency Proceeding is begun against any Borrower and not dismissed or stayed within 30 days (but no Credit Extensions will be made before any Insolvency Proceeding is dismissed);

8.6	Other Agreements.

If there is a default in any agreement between any Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $200,000 or that could cause a Material Adverse Change;

8.7	Judgments.

If a money judgment(s) in the aggregate of at least $200,000 is rendered against any Borrower and is unsatisfied and unstayed for 10 days (but no Credit Extensions will be made before the judgment is stayed or satisfied);

8.8	Misrepresentations.

If any Borrower or any Person acting for any Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document; or

8.9	Subsidiaries.

Any circumstance described in Sections 8.3, 8.4, 8.5 or 8.7 occurs to any Subsidiary of any Borrower.

9.	BANK’S RIGHTS AND REMEDIES

9.1	Rights and Remedies.

When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) Stop advancing money or extending credit for any Borrower’s benefit under this Agreement or under any other agreement between any Borrower and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank in good faith considers advisable;

(d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrowers will assemble the Collateral if Bank requires and make it available as Bank designates. Bank may lawfully enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Borrower grants Bank a license to lawfully enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e) Apply to the Obligations any (i) balances and deposits of any Borrower with Bank or its Affiliate it holds, or (ii) amount held by Bank owing to or for the credit or the account of any Borrower;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, each Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, each Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit; and

(g) Dispose of the Collateral according to the Code.

9.2	Power of Attorney.

Effective only when an Event of Default occurs and during its continuance, each Borrower irrevocably appoints Bank as its lawful attorney to: (i) endorse any Borrower’s name on any checks or other forms of payment or security; (ii) sign each Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under any Borrower’s insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits. Bank may exercise the power of attorney to sign each Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Bank’s appointment as each Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3	Accounts Collection.

When an Event of Default occurs and during its continuance, Bank may notify any Person owing any Borrower money of Bank’s security interest in the funds and verify the amount of the Account. Each Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4	Bank Expenses.

If any Borrower fails to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in Section 6.5 and take any action under the policies Bank deems prudent. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5	Bank’s Liability for Collateral.

If Bank complies with reasonable banking practices and the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Each Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6	Remedies Cumulative.

Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7	Demand Waiver.

Following an Event of Default and during the continuance thereof, with respect to the Obligations under the Loan Documents, each Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which any Borrower is liable.

10.	NOTICES

All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses set forth at the beginning of this Agreement. A party may change its notice address by giving the other party written notice.

11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

Virginia law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in the Commonwealth of Virginia provided, however, that if for any reason the Bank can not avail itself of the courts of the Commonwealth of Virginia, each Borrower and Bank each submit to the jurisdiction of the State and Federal Courts in Santa Clara County, California.

EACH BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.	GENERAL PROVISIONS

12.1	Successors and Assigns.

This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrowers may not assign this Agreement or any rights under it, other than as a result of an acquisition permitted under Section 7.3, without Bank’s prior written consent which may be granted or withheld in Bank’s discretion. Bank has the right, without the consent of or notice to Borrowers, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement.

12.2	Indemnification.

Except for loses directly caused by Bank’s gross negligence or willful misconduct, each Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and any Borrower (including reasonable attorneys fees and expenses).

12.3	Time of Essence.

Time is of the essence for the performance of all obligations in this Agreement.

12.4	Severability of Provision.

Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5	Amendments in Writing, Integration.

All amendments to this Agreement must be in writing and signed by each Borrower and Bank. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

12.6	Counterparts.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7	Survival.

All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of each Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8	Confidentiality.

In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank’s subsidiaries or affiliates in connection with their business with Borrowers, (ii) to prospective transferees or purchasers of any interest in the loans (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers agreement of the terms of this provision), (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank’s examination or audit and (v) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9	Effective Date.

Notwithstanding anything set forth in this Agreement or any Loan Document to the contrary, this Agreement and all of the Loan Documents shall not be effective until the date on which the Bank executes this Agreement as indicated on the signature page to this Agreement.

12.10	Attorneys’ Fees, Costs and Expenses.

In any action or proceeding between any Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13.	DEFINITIONS

13.1	Definitions.

In this Agreement:

“Accounts” has the meaning set forth in the Code and includes all existing and later arising accounts, contract rights, and other obligations owed any Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by any Borrower and each Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” is a loan advance (or advances) under the Committed Revolving Line.

“Affiliate” of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Bank Expenses” are all reasonable audit fees and expenses and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Borrower’s Books” are all of each Borrower’s books and records including ledgers, records regarding each Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Borrowing Base” is eighty percent (80%) of Eligible Accounts as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may lower the percentage of the Borrowing Base after performing an audit of Borrower’s Collateral.

“Business Day” is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

“Closing Date” is the date of this Agreement.

“Code” is the Uniform Commercial Code, in effect in the Commonwealth of Virginia as in effect from time to time.

“Collateral” is the property described on Exhibit A.

“Committed Revolving Line” is Advances of up to Six Million Dollars ($6,000,000).

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Credit Extension” is each Advance or any other extension of credit by Bank for any Borrower’s benefit.

“EBITDA” is earnings before interest, taxes, depreciation and amortization, provided however that EBITDA shall not include and shall not account for a) one-time, non-recurring charges arising from or in connection with the Company’s repayment of those certain 5% Senior Secured Convertible Debentures issued by the Company and certain Subsidiaries pursuant to that certain Securities Purchase Agreement dated as of March 25, 2002 to the holders thereunder or b) legal costs and expenses not to exceed $1,000,000 in the aggregate during the current fiscal year in connection with the Patent Litigation described and defined in Schedule 5.3

“Eligible Accounts” are Accounts in the ordinary course of a Borrower’s business that meet all of each Borrower’s representations and warranties in Section 5; but Bank may change eligibility standards by giving Company prior written notice. Unless Bank agrees otherwise in writing, Eligible Accounts will not include:

(a) Accounts that the account debtor has not paid within 90 days of invoice date;

(b) Accounts for an account debtor, 50% or more of whose Accounts have not been paid within 90 days of invoice date;

(c) Credit balances over 90 days from invoice date;

(d) Accounts for an account debtor, including Affiliates, whose total obligations to Borrowers exceed 25% of all Accounts, for the amounts that exceed that percentage, unless the Bank approves in writing;

(e) Accounts for which the account debtor does not have its principal place of business in the United States;

(f) Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality, unless assigned to Bank in accordance with the Federal Assignment of Claims Act;

(g) Accounts for which any Borrower owes the account debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(h) Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor’s payment may be conditional;

(i) Accounts for which the account debtor is a Borrower’s Affiliate, officer, employee, or agent;

(j) Accounts in which the account debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(k) Accounts for which Bank reasonably determines collection to be doubtful.

“Equipment” has the meaning set forth in the Code and includes all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which any Borrower has any interest.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“GAAP” is generally accepted accounting principles.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Inventory” has the meaning set forth in the Code and includes is present and future inventory in which any Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of any Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other Proceeds from the sale or disposition of any of the foregoing and any documents of title.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Letter-of-credit right” means a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Liquidity Ratio” means with respect to any period of period of determination, the ratio of (i) the sum of (a) Quick Assets, plus (b) eighty percent (80%) of Accounts to (ii) the aggregate amount of outstanding Obligations.

“Loan Documents” are, collectively, this Agreement, the Revolving Promissory Note, any note, or notes or guaranties executed by any Borrower, and any other present or future agreement between any Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

“Material Adverse Change” has the meaning set forth in Section 8.3.

“Obligations” are debts, principal, interest, Bank Expenses and other amounts any Borrower owes Bank now or later, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of any Borrower assigned to Bank.

“Permitted Indebtedness” is:

(a) Each Borrower’s indebtedness to Bank under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and shown on the Schedule;

(c) Subordinated Debt;

(d) Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness secured by Permitted Liens;

(f) Indebtedness between any Borrowers who are parties to the Loan Documents; and

(g) Extensions, refinancings, modifications, amendments and restatements of any item above, provided that the principal amount is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrowers or their Subsidiaries, as the case may be.

“Permitted Investments” are:

(a) Investments shown on the Schedule and existing on the Closing Date; and

(b) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) Bank’s certificates of deposit issued maturing no more than 1 year after issue.

“Permitted Liens” are:

(a) Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which such Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(c) Purchase money Liens (i) on Equipment acquired or held by a Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the Proceeds of the equipment;

(d) Licenses or sublicenses granted in the ordinary course of a Borrower’s business and any interest or title of a licensor or under any license or sublicense, if the licenses and sublicenses do not prohibit granting Bank a security interest;

(e) Leases or subleases granted in the ordinary course of a Borrower’s business, including in connection with such Borrower’s leased premises or leased property;

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Proceeds” has the meaning described in the Code as in effect from time to time.

“Quick Assets” is, on any date, the Borrowers’ consolidated, unrestricted cash and cash equivalents determined according to GAAP.

“Registered Organization” means an organization organized solely under the law of a single state or the United States and as to which the state or the United States must maintain a public record showing the organization to have been organized.

“Responsible Officer” is each of the Chief Executive Officer, the President, the Chief Financial Officer and the Controller of any Borrower.

“Revolving Maturity Date” is July 22, 2005.

“Revolving Promissory Note” means that certain Revolving Promissory Note of even date herewith in the maximum principal amount of Six Million Dollars ($6,000,000) from Borrowers in favor of Bank, together with all renewals, amendments, modifications and substitutions, therefor.

“Schedule” is any attached schedule of exceptions.

“Senior Secured Convertible Debentures” means those certain 5% senior secured convertible debentures issued by the Company and certain Subsidiaries pursuant to that certain Securities Purchase Agreement dated as of March 25, 2002.

“Subordinated Debt” is debt incurred by any Borrower subordinated to Borrowers’ indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.

“Subsidiary” is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Supporting Obligation” means a Letter-of-credit right, secondary obligation or obligation of a secondary obligor or that supports the payment or performance of an account, chattel paper, a document, a general intangible, an instrument or investment property.

[Signatures appear on the following page]

BORROWERS:

WITNESS/ATTEST:	VISUAL NETWORKS, INC.

/s/ Hank Deily	By:	/s/ Lawrence S. Barker	(SEAL)
Name: Lawrence S. Barker
Title: President and Chief Executive Officer

WITNESS/ATTEST:	VISUAL NETWORKS INTERNATIONAL OPERATIONS, INC.

/s/ Hank Deily	By:	/s/ Lawrence S. Barker	(SEAL)
Name: Lawrence S. Barker
Title: President and Chief Executive Officer

WITNESS/ATTEST:	VISUAL NETWORKS OPERATIONS, INC.

/s/ Hank Deily	By:	/s/ Lawrence S. Barker	(SEAL)
Name: Lawrence S. Barker
Title: President and Chief Executive Officer

WITNESS/ATTEST:	AVESTA TECHNOLOGIES, LLC

/s/ Hank Deily	By:	/s/ Lawrence S. Barker	(SEAL)
Name: Lawrence S. Barker
Title: President and Chief Executive Officer

WITNESS/ATTEST:	NET2NET, LLC
By: VISUAL NETWORKS, INC.

/s/ Hank Deily	By:	/s/ Lawrence S. Barker	(SEAL)
	Name:	Lawrence S. Barker
	Title:	President and Chief Executive Officer

BANK:

SILICON VALLEY BANK

	By:	/s/ Chris York
	Name:	Chris York
	Title:	Vice President

Effective as of July 22, 2004

EXHIBIT A

The Collateral consists of all of each Borrower’s right, title and interest in and to the following:

All goods and equipment as defined in the Uniform Commercial Code now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

All Inventory as defined in the Uniform Commercial Code and includes, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of any Borrower’s custody or possession or in transit and including any returns upon any accounts or other Proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, trademarks, servicemarks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind;

All Accounts as defined in the Uniform Commercial Code and includes now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to any Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by any Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower;

All Letter-Of-Credit Rights (whether or not the letter of credit is evidenced by a writing);

All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, certificates of deposit, instruments and chattel paper now owned or hereafter acquired and any Borrower’s Books relating to the foregoing; and

All Supporting Obligations and all of the each Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and Proceeds thereof.

Notwithstanding the foregoing, the Collateral shall not be deemed to include any copyrights, copyright applications, copyright registration and like protection in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; any patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, trademarks, servicemarks and applications therefor, whether registered or not, and the goodwill of the business of each Borrower connected with and symbolized by such trademarks, any trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damage by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”), except that the Collateral shall include the Proceeds of all the Intellectual Property that are accounts, (i.e. accounts receivable) of Borrower, or general intangibles consisting of rights to payment, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in such accounts and general intangibles of any Borrower that are Proceeds of the Intellectual Property, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such accounts and general intangibles of any Borrower that are Proceeds of the Intellectual Property.

Each Borrower and Bank are parties to that certain Negative Pledge Agreement, whereby each Borrower, in connection with Bank’s loan or loans to Borrower, has agreed, among other things, not to sell, transfer, assign, mortgage, pledge, lease grant a security interest in, or encumber any of its Intellectual Property or enter into any agreement, document, instrument or other arrangement (except with or in favor of the Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting each Borrower from selling, transferring, assigning, mortgaging, pledging, leasing, granting a security interest in, or encumbering any of its Intellectual Property, without Bank’s prior written consent.

EXHIBIT B

LOAN PAYMENT/ADVANCE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS 3:00 E.S.T.

Fax To:	617/969-5962	Date:

☐ LOAN PAYMENT:                                                          CLIENT NAME (BORROWER)

From Account #	To Account #
(Deposit Account #)	(Loan Account #)

Principal $                                         and/or Interest $

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects to on the date of the telephone transfer request for and advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of the date:

Authorized Signature:                                                                       Phone Number:

☐ LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)	(Deposit Account #)

Amount of Advance $

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects to on the date of the telephone transfer request for and advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of the date:

Authorized Signature:                                                                       Phone Number:

OUTGOING WIRE REQUEST

Complete only if all or a portion of funds from the loan advance above are to be wired.

Deadline for same day processing is 12:00 p.m., E.S.T.

Beneficiary Name:	Amount of Wire: $

Beneficiary Bank:	Account Number:

City and State:

Beneficiary Bank Transit (ABA) #: Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (If Required):

Print Name/Title:	Print Name/Title:

Telephone #	Telephone #

EXHIBIT C

BORROWING BASE CERTIFICATE

Borrowers:	Visual Networks, Inc. and its Subsidiaries	Bank:	Silicon Valley Bank
	2092 Gaither Road		3003 Tasman Drive
	Rockville, Maryland 20850		Santa Clara, CA 95054
Commitment Amount: $6,000,000

ACCOUNTS RECEIVABLE

1. Accounts Receivable Book Value as of	$
2. Additions (please explain on reverse)	$
3. TOTAL ACCOUNTS RECEIVABLE	$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)

4. Amounts over 90 days due from invoice date	$
5. Balance of 50% over 90 day accounts	$
6. Credit balances over 90 days	$
7. Concentration Limits (25%)	$
8. Foreign Accounts	$
9. Governmental Accounts	$
10. Contra Accounts	$
11. Promotion or Demo Accounts	$
12. Intercompany/Employee Accounts	$
13. Other (please explain on reverse)	$
14. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$
15. Eligible Accounts (#3 minus #14)	$
16. LOAN VALUE OF ACCOUNTS (80% of #15)	$

BALANCES

17. Maximum Loan Amount	$6,000,000
18. Total Funds Available [Lesser of #17 or #16]	$
19. Present balance owing on Line of Credit	$
20. RESERVE POSITION (#18 minus #19)	$

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

COMMENTS:		BANK USE ONLY

By:
	Authorized Signer	Rec’d By:
Auth. Signer
Date:

Verified:
Auth. Signer
Date:

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK
3003 Tasman Drive
Santa Clara, CA 95054

FROM:	VISUAL NETWORKS, INC.
2092 Gaither Road
Rockville, Maryland 20850

The undersigned authorized officer of Visual Networks, Inc. (“Company”) certifies that under the terms and conditions of the Loan and Security Agreement among Company, the Borrowers named therein and Bank (the “Agreement”), (i) Borrowers are in complete compliance for the period ending                      with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct on this date. Attached are the required documents supporting the certification. In addition, the undersigned authorized officer of Company certifies that each Borrower and each Subsidiary (i) has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP and (ii) does not have any legal actions pending or threatened against any Borrower or any Subsidiary which Company has not previously notified in writing to Bank. The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Officer acknowledges that no borrowings may be requested at any time or date of determination that any Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly financial statements (if outstandings exceed $500,000)	Monthly within 30 days	Yes	No
10-Q	Quarterly within 45 days	Yes	No
10-K	FYE within 120 days	Yes	No
A/R Agings	Monthly within 30 days	Yes	No
A/R Audit	Initial and Annual	Yes	No
Borrowing Base Certificate + CC	Monthly within 30 days	Yes	No

Financial Covenant	Required	Actual		Complies
Maintain on a Monthly Basis:
Minimum Liquidity Ratio	1.50:1.00		:1.00	Yes	No
EBITDA
March 31, 2004	($500,000)	$		Yes	No
June 30, 2004	($750,000)	$		Yes	No
September 30, 2004	$0	$		Yes	No
December 31, 2004	$750,000	$		Yes	No

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Sincerely,	Received by:
AUTHORIZED SIGNER
_________________

Date:

SIGNATURE	Verified:
AUTHORIZED SIGNER

TITLE	Date:

Compliance Status: Yes No

DATE

EXHIBIT E

LOCK BOX AGREEMENT

Schedule to Loan and Security Agreement

The exact correct corporate name of Borrower is (attach a copy of the formation documents, e.g., articles, partnership agreement): VISUAL NETWORKS, INC., a Delaware corporation, VISUAL NETWORKS INTERNATIONAL OPERATIONS, INC., a Delaware corporation, VISUAL NETWORKS OPERATIONS, INC., a Delaware corporation, AVESTA TECHNOLOGIES, LLC, a Delaware limited liability company, and NET2NET, LLC, a Delaware limited liability company

Borrower’s State of formation: see above

Borrower has operated under only the following other names (if none, so state):

____________________________________________________________________________________________

All other address at which the Borrower does business are as follows (attach additional sheets if necessary and include all warehouse addresses):

Borrower has deposit accounts and/or investment accounts located only at the following institutions:

List Acct. Numbers:

Liens existing on the Closing Date and disclosed to and accepted by Bank in writing:

None

Investments existing on the Closing Date and disclosed to and accepted by Bank in writing:

None

Subordinated Debt:

Indebtedness on the Closing Date and disclosed to and consented to by Bank in writing: None

Schedule 5.1

The Company has or is in the process of winding down, liquidating, dissolving or converting to an LLC, the following subsidiaries (collectively, the “Former Entities”):

1.	Visual Networks Insurance, Inc.

2.	Visual Networks, Ltd. (Bermuda)

3.	Visual Networks Protection, Inc.

4.	Visual Networks Texas Operations, Inc.

5.	Visual Networks of Texas, L.P.

6.	Avesta Technologies, Inc. (converted to LLC)

7.	Inverse Network Technologies, Inc. (converted to LLC).

Schedule 5.3

Borrower is not subject to litigation which would have a material adverse effect on the Borrower’s financial condition, except the following (attach additional comments, if needed):

On January 23, 2004, the Company received notice that a lawsuit had been filed by Paradyne Networks, Inc., of Largo, Florida (“Paradyne”), in the U.S. District Court for the Middle District of Florida, Tampa Division, seeking damages, and injunctive and declaratory relief, for the Company’s alleged infringement of patents owned by Paradyne. (the “Patent Litigation”).

Schedule 5.6

The Company is currently undergoing a self-initiated sales tax audit by its independent accountants, Ernst & Young. The Company currently estimates that any liability for unpaid sales taxes will not exceed $300,000 in the aggregate.

Tax ID Number

Organizational Number, if any: